Exhibit 10.48
October 13, 2006
VIA EMAIL
Steven Halladay, Ph.D.
3260 Whipple Road
Union City, California 94587
Re:      Offer of Employment
Dear Dr. Halladay:
Questcor Pharmaceuticals, Inc. (the “Company”) is pleased to offer you the position of Senior Vice President, Clinical and Regulatory Affairs, a corporate officer on the terms described below. Should you accept our offer of employment, your start date will be on October 16, 2006.
You will report to James Fares, Chief Executive Officer. Your office will be located at our facility in Union City, California. Of course, the Company may change your reporting responsibilities, position, duties, and work location from time to time, as it deems necessary.
Your base compensation will be $280,000 per annum ($11,666.67 semi-monthly) less all amounts the Company is required to hold under applicable laws. You will be a participant in the annual employee incentive program for 2007. Your incentive bonus of up to 33% of earned base compensation will be based on the attainment of specific milestones during each calendar year. The milestones will be communicated to you in writing by Mr. Fares following the start of your employment and will be updated annually as part of the performance review process. The Company will provide you with indemnification equivalent to that provided to other senior management and pursuant to the Company’s Directors and Officers insurance policies as in place from time to time. In addition, as soon as administratively practicable following the start of your employment, the Company will provide you with a change of control agreement commensurate with your position.
You will be eligible to participate in the Company’s various benefit plans including medical, dental and vision insurance, as well as life, accidental death and disability insurance. You will accrue paid vacation at a rate of 15 days per calendar year following your first 90 days of employment. In addition, you will be paid for Company holiday’s effective with your date of hire.
You will also be eligible to participate in the Company’s 401(k) Plan, Section 529 College Savings Program and Employee Stock Purchase Plan. The eligibility requirements for these plans are explained in the Company’s Employee Handbook, and in the case of the Company’s 401(k) Plan, in the 401(k) Plan’s summary plan description. A copy of the Employee Handbook and the 401(k) Plan’s summary plan description will be provided to you. Please read them carefully. Of course, to the extent the provisions of the various plans are inconsistent with the provisions of the Employee Handbook or summary plan description, the plan provisions will control.
As you no doubt appreciate, as a Company employee, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company’s Employee Handbook, sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information and sign the Policy Against Insider Trading.
The Company’s management has in effect the 2006 Equity Incentive Award Plan (the “Plan”) to recognize the talent and skills our employees bring to the Company. Management has recommend, and the Board of Directors has approved, that at the time you join the Company, the Company grant to you an option under the Plan to purchase 500,000 shares of the Common Stock of the Company at an exercise price equal to 100% of the closing price of the Company’s Common Stock on the date prior to hire. One-fourth (1/4th) of these options will vest after twelve (12) months of employment and thereafter the remaining shares will vest at the rate of 1/48th of the original total grant on each monthly anniversary of your continued employment with the Company. The option will be subject to the terms and conditions of the Plan and your stock option agreement.
In a separate agreement to be provided to you under separate cover, the Company will agree that upon a Change of Control of the Company, if your employment is terminated by the Company other than for “cause” (as defined in such agreement) or if you resign your employment upon 30 days’ prior written notice to the Company for “good reason” (as defined in such agreement) within twelve months of the Change of Control, one hundred percent (100%) of your unvested stock options will accelerate and become immediately vested and exercisable.
In the event (i) your employment is terminated by the Company other than (x) for Cause (as defined below) or (y) as a result of your disability, or (ii) you resign your employment upon 30 days’ prior written notice to the Company for Good Reason (as defined below), during your first three years of employment, you will receive severance compensation totaling Six (6) months of base salary. In the event (i) your employment is terminated by the Company other than (x) for Cause (as defined below) or (y) as a result of your disability, or (ii) you resign your employment upon 30 days’ prior written notice to the Company for Good Reason (as defined below), after your first three years of employment, you will receive severance compensation totaling Twelve (12) months of base salary.
As a condition to receiving severance compensation, you will need to execute a general release of claims against the Company and its officers, directors, agents and shareholders. Such general release will not include rights to vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through the date of termination. Severance compensation will be paid in accordance with normal payroll procedures. If you are reemployed at any time during the severance period, all further severance compensation payments shall immediately cease.
“Cause” will mean termination of your employment for any one or more of the following: (i) habitual or material neglect of your assigned duties (other than by reason of disability) or intentional refusal to perform your assigned duties (other than by reason of disability) which continues uncured for 30 days following receipt of written notice of such deficiency or “Cause” event from the Board of Directors, specifying in detail the scope and nature of the deficiency or the “Cause” event; (ii) an act of dishonesty intended to result in your gain or personal enrichment; (iii) personally engaging in illegal conduct which causes material harm to the reputation of the Company or its affiliates; (iv) committing a felony or gross misdemeanor directly relating to, an act of dishonesty or fraud against, or a misappropriation of property belonging to, the Company or its affiliates; (v) personally engaging in any act of moral turpitude that causes material harm to the reputation of the Company; (vi) intentionally breaching in any material respect the terms of any nondisclosure agreement with the Company; or (vii) commencement of employment with another Company while an employee of the Company without the prior consent of the Board of Directors. Any determination of “Cause” as used herein will be made only in good faith by the Board of Directors.
“Good Reason” will mean the removal of your title of Senior Vice President, Clinical and Regulatory Affairs without your written consent; provided, however, that Good Reason shall not exist as a result of any reduction of your authority, duties or responsibilities so long as you retain the title of Senior Vice President, Clinical and Regulatory Affairs of the Company.
This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.
The Company will review your performance in accordance with the Employee Handbook, to assess your accomplishment of milestones and goals, which the Company reasonably sets for you. The Company will consider whether and when you should receive increases in your compensation and benefits as described therein based on such accomplishments.
You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by the Chief Executive Officer.
Any and all disputes connected with, relating to or arising from your employment with the Company will be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association as presently in force. The only claims not covered by this Agreement are claims for benefits under the unemployment insurance or workers’ compensation laws. Any such arbitration will take place in Alameda County, California. The parties hereby incorporate into this agreement all of the arbitration provisions of Section 1283.05 of the California Code of Civil Procedure. The Company understands and agrees that it will bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator. Each side will bear its own attorneys’ fees, and the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means that you are waiving any right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.
The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, express or implied. In the event you accept this employment offer, the terms set forth in this letter will comprise our final, complete and exclusive agreement with respect to the subject matter of this letter. Thus, by accepting this employment offer and signing this offer letter, you agree to be bound by its terms and conditions. As required by law, the Company’s offer is subject to satisfactory proof of your right to work in the United States no later than three days after your employment begins.
Please sign and date this letter, and return it to me as soon as possible. This offer terminates if it is not signed and delivered to me by the close of business on October 16, 2006. A facsimile copy will suffice for this purpose, so long as an original signature is delivered when you commence employment. My confidential facsimile number is (510) 400-0710.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

/s/ Fredric I. Storch
Fredric I. Storch
Senior Director, Human Resources and Administration
I hereby acknowledge that I have read the foregoing letter and agree to be bound by all of its terms and conditions:

/s/ Steven Halladay, Ph.D. Steven Halladay, Ph.D.

October 13, 2006 Date